Exhibit 99.1

AA MISSION ACQUISITION CORP. ANNOUNCES RESULTS OF EXTRAORDINARY GENERAL
MEETING AND REDEMPTION OF PUBLIC SHARES

WOODLANDS, TEXAS, Jan. 29, 2026 (GLOBE NEWSWIRE) -- AA Mission Acquisition Corp. (NYSE: AAM) (the “Company”) today announced the results of the extraordinary general meeting of its shareholders held on January 28, 2026 to vote on proposals to (a) amend the Company’s second amended and restated memorandum and articles of association (the “Articles”) currently in effect to give the Company the right to extend the combination period from February 2, 2026 up to 12 times, up to February 2, 2027 (the “Extension Amendment”) and (b) to amend the Investment Management Trust Agreement, dated as of August 2, 2024 (the “Trust Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as trustee, to permit the Company to extend the duration of the Trust Agreement (the “Trust Agreement Amendment Proposal” and together with the Extension Amendment, the “Proposals”). The Proposals did not receive the requisite number of votes required to pass, and therefore, the existing Articles and Trust Agreement remain unchanged and no amendments will be made.

In connection with the meeting, shareholders holding 24,561,733 Class A ordinary shares issued as part of the units in the Company’s initial public offering exercised their right to redeem such shares for a pro rata portion of the Trust Account. As a result, approximately $262,073,691 (or approximately $10.67 per share) is expected to be removed from the Trust Account to pay such holders.

The Company intends to dissolve and liquidate in accordance with the provisions of its Amended and Restated Memorandum and Articles of Association. As part of that dissolution and liquidation, the Company also announced that it will redeem all of its outstanding Class A ordinary shares sold as part of the units in the Company’s initial public offering (whether they were purchased in the initial public offering or thereafter in the open market) (the “public shares”), effective as of the close of business on February 13, 2026, because the Company anticipates it will not consummate an initial business combination within the time period required by the Articles. Pursuant to the Articles, if the Company does not consummate an initial business combination by February 2, 2026, the Company will, as promptly as reasonably possible redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account not previously released to the Company to pay its taxes, divided by the number of then public shares in issue, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further distributions, if any). The per-share redemption price for the public shares is expected to be approximately $10.67 (the “Redemption Amount”). As of the close of business on February 2, 2026, the public shares will be deemed cancelled and will represent only the right to receive the Redemption Amount.

The Redemption Amount will be payable to the holders of the public shares upon presentation of their respective stock or unit certificates or other delivery of their shares or units to the Company’s transfer agent, Continental Stock Transfer & Trust Company. Beneficial owners of public shares held in “street name,” however, will not need to take any action in order to receive the Redemption Amount.

There will be no redemption rights with respect to the Company’s warrants. The Company’s initial stockholders have waived their redemption rights with respect to its outstanding ordinary shares issued before the Company’s initial public offering.

The Company expects that NYSE will file a Form 25 with the United States Securities and Exchange Commission (the “SEC”) to delist its securities. The Company thereafter expects to file a Form 15 with the SEC to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related preliminary prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC's website, www.sec.gov.

About AA Mission Acquisition Corp.

AA Mission Acquisition Corp. is a blank check company incorporated as an exempted company under the laws of the Cayman Islands, which will seek to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While it may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to focus on industries that complement the management team’s and board of directors’ background and network, and to capitalize on the ability of its management team and board of directors to identify and acquire a business, focusing on the food and beverage industry.

Contact:

AA Mission Acquisition Corp.

Mr. Qing Sun

Chairman of the Board, Chief Executive Officer, and Director

21 Waterway Avenue, STE 300 #9732

The Woodlands, TX 77380

Email: contact@aamission.net

Website: www.aamission.net